Exhibit 10.1

Execution Version

GOLDMAN SACHS BANK USA
200 West Street
New York, New York 10282-2198

PERSONAL AND CONFIDENTIAL

April 28, 2013

J. C. Penney Company, Inc.
J. C. Penney Corporation, Inc.
6501 Legacy Drive
Plano, Texas 75024
Attention:  Kenneth Hannah
Executive Vice President &
Chief Financial Officer

Commitment Letter

Ladies and Gentlemen:

Goldman Sachs Bank USA (“Goldman Sachs”) is pleased to confirm the arrangements under which it (i) is exclusively authorized by J. C. Penney Corporation, Inc. (the “Borrower” or “you”) to act as lead arranger and sole bookrunner in connection with, (ii) is exclusively authorized by the Borrower to act as administrative agent in connection with, and (iii) commits to provide the financing for, certain transactions described herein, in each case on the terms set forth in this letter and the attached Annexes A, B and C hereto (collectively, this “Commitment Letter”) subject solely to the conditions set forth in Section 2 hereof and the conditions set forth in Annex C hereto.

You have informed us that you desire to obtain $1,750 million under a senior secured term loan facility (the “Term Facility”) having the terms set forth on Annex B hereto, the proceeds of which Term Facility will be used to pay for (a)(i) consents to the amendment of the indentures governing the 7 1/8% Debentures due 2023 (the “2023 Debentures”) of J. C. Penney Company, Inc. (“Holdings”) and the Borrower to eliminate all of the restrictive covenants set forth therein and, if applicable, the repurchase of all or a portion of the 2023 Debentures, or (ii) the satisfaction and discharge, in full, of the 2023 Debentures, and (b) the ongoing working capital requirements and general corporate purposes of the Borrower and its subsidiaries.

1.	Commitments; Titles and Roles.

Goldman Sachs is pleased to confirm its agreement to act, and you hereby appoint Goldman Sachs to act, as lead arranger and bookrunner in connection with the Term Facility.  Goldman Sachs is pleased to confirm its agreement to act, and you hereby appoint Goldman Sachs to act as administrative agent (the “Administrative Agent”) for the Term Facility and Goldman Sachs is pleased to commit to provide the Borrower the full $1,750 million of the Term Facility in each case on the terms contained in this Commitment Letter and the Fee Letter (referred to below).  Our fees for our commitment and for services related to the Term Facility are set forth in a separate fee letter (the “Fee Letter”) entered into by the Borrower and Goldman Sachs on the date hereof.
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Notwithstanding the foregoing, you may, on or prior to the date which is three business days following your acceptance of this Commitment Letter in accordance with the terms hereof, appoint one or more additional arrangers, bookrunners or agents in respect of the Term Facility (any such arranger bookrunner or agent, an “Additional Arranger”) in a manner and with economics reasonably acceptable to us; provided that (a) in no event shall the economics payable to Goldman Sachs in respect of the Term Facility pursuant to the Fee Letter be reduced to less than 70% of the aggregate economics payable in respect of the Term Facility pursuant to the Fee Letter, (b) Goldman Sachs will have “lead left” placement in any and all marketing materials or other documentation used in connection with the Term Facility and shall hold the leading role and responsibilities conventionally associated with such “lead left” position, (c) any such Additional Arranger (or affiliate thereof) shall provide commitments to the Term Facility proportionate (on a percentage basis) to the economics provided to such Additional Arranger and (d) to the extent you appoint an Additional Arranger in respect of the Term Facility, the commitment of Goldman Sachs in respect of the Term Facility will be reduced by the amount of the commitment amount of such Additional Arranger (or its affiliate). Any such appointment of an Additional Arranger and provision of commitments thereby will be consummated through execution and delivery by such Additional Arranger and you of customary joinder or amendment documentation reasonably acceptable to you and us.

2.	Conditions Precedent.

Notwithstanding anything in this Commitment Letter (including the Annexes hereto), the Fee Letter, the Loan Documents or any other agreement or other undertaking relating to the transactions contemplated hereunder to the contrary, Goldman Sachs’ commitments and agreements are subject solely to the conditions set forth in Annex C and (a) to there not having occurred, since February 2, 2013 (the date of the most recent audited financial statements for Holdings furnished by the Borrower to Goldman Sachs), except as disclosed in Holdings’ publicly available filings with the United States Securities and Exchange Commission (the “SEC”) prior to the date hereof (excluding “risk factor” or other forward looking disclosure) or in the Borrower’s projected financial results for its fiscal quarter ending May 4, 2013 delivered to Goldman Sachs on or prior to the date hereof, any event that has resulted in or could reasonably be expected to result in a material adverse change in or effect on the financial position or results of operations of Holdings and its subsidiaries; and (b) the execution and delivery by you of appropriate definitive loan documents relating to the Term Facility including, without limitation, credit agreements, guarantees, security agreements, pledge agreements, the Intercreditor Agreement (as defined in Annex B), real property security agreements, opinions of counsel and other related definitive documents (collectively, the “Loan Documents”) that are substantially consistent with the terms set forth in this Commitment Letter and are otherwise reasonably acceptable to Goldman Sachs and you.

Notwithstanding anything in this Commitment Letter to the contrary, the terms of the Loan Documents will provide that to the extent any security interest in the intended collateral (other than any deed of trust, mortgage or other applicable real property security interest (each, a “Mortgage”) with respect to the real property interests described on Schedule A hereto (collectively, the “Closing Date Mortgaged Properties”) and the short-form mortgages or Mortgages with respect to the real property interests described on Schedule B hereto (the “Schedule B Properties”), each of which shall be delivered to the Title Company (as defined below) in accordance with subclause (vi) of clause 7 in Annex C, and any collateral the security interest in which may be perfected by the filing of a UCC financing statement or the delivery of stock certificates or debt instruments) is not perfected on the Closing Date after your use of commercially reasonable efforts to do so, the perfection of such security interest(s) will not constitute a condition precedent to the availability of the Term Facility on the Closing Date but such security interest(s) will be required to be perfected after the Closing Date pursuant to arrangements to be mutually agreed by Goldman Sachs and the Borrower; provided that, (i) with respect to the Schedule B Properties, the Borrower (A) shall deliver to Commonwealth Land Title Company (the “Title Company”), no later than 20 days after the Closing Date (subject to extension by the Administrative Agent by up to 30 days), an executed Mortgage for recordation in the appropriate recording office, together with a written direction to record the same and funds sufficient to pay any applicable mortgage tax or other applicable recording charges or (B) shall have caused a Mortgage to have been recorded in the appropriate recording office no later than 30 days after the Closing Date (subject to extension by the Administrative Agent by up to 30 days); (ii) with respect to the real property interests described on Schedule C hereto (the “Schedule C Properties”), the Borrower shall deliver to the Title Company, no later than 90 days after the Closing Date (subject to extension by the Administrative Agent), an executed Mortgage for recordation in the appropriate recording office, together with a written direction to record the same and funds sufficient to pay any applicable mortgage tax or other applicable recording charges; (iii) with respect to the real property interests described on Schedule D hereto (the “Schedule D Properties”), the Borrower shall deliver to the Title Company, no later than 120 days after the Closing Date (subject to extension by the Administrative Agent), an executed Mortgage for recordation in the appropriate recording office, together with a written direction to record the same and funds sufficient to pay any applicable mortgage tax or other applicable recording charges; and (iv) the Borrower shall deliver local counsel opinions and the title insurance, together with surveys for such insured properties, in accordance with, and to the extent required by, Schedule E attached hereto.  Notwithstanding the foregoing or anything to the contrary contained in Annex B, but without limiting the requirements of the immediately preceding proviso, you will not be required to use commercially reasonable efforts to provide Mortgages with respect to certain properties separately identified to Goldman Sachs prior to the date hereof (the “Specified Assets”) until the date that is 365 days after the Closing Date.

3.	Syndication

Goldman Sachs intends, and reserves the right, to syndicate the Term Facility to the Lenders (as defined in Annex B) in consultation with you, and you acknowledge and agree that the commencement of syndication shall occur in the discretion of Goldman Sachs in consultation with you.  Goldman Sachs will select the Lenders after consultation with the Borrower; provided that Goldman Sachs shall not syndicate to those competitors, banks, financial institutions and other institutional lenders separately identified in writing by you to us on or prior to the date of this Commitment Letter (“Disqualified Lenders”) and any assignment or syndication by Goldman Sachs of its commitment hereunder shall not release Goldman Sachs from its commitment hereunder prior to the funding on the Closing Date and shall otherwise be subject to Section 6 hereto (in each case, other than any such assignment of commitments to any Additional Arranger in accordance with Section 2 above).  Goldman Sachs will lead the syndication, in consultation with the Borrower, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to Goldman Sachs pursuant to the terms of this Commitment Letter and the Fee Letter.  Goldman Sachs will determine the final commitment allocations in consultation with you and will notify the Borrower of such determinations.  To facilitate an orderly and successful syndication of the Term Facility, each of Holdings and the Borrower agrees that, until the earlier of the termination of the syndication of the Term Facility as determined by Goldman Sachs and 60 days following the date of the Primary Borrowing (as defined in Annex B), it will not, and will not permit its subsidiaries to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, any debt facility or any debt or equity security of Holdings or the Borrower or any of Holdings’ or the Borrower’s respective subsidiaries or affiliates that could reasonably be expected to materially impair the primary syndication of the Term Facility as determined by Goldman Sachs in its reasonable discretion (other than (a) the Term Facility, (b) borrowings under the ABL Credit Agreement (as defined in Annex B), (c) capital leases, (d) equity pursuant to employee stock plans and other similar arrangements to be agreed and (e) issuances of common equity of Holdings), including any renewals or refinancings of any existing debt facility or debt security, without the prior written consent of Goldman Sachs; provided that nothing in this sentence shall prevent the discussion, negotiation or marketing of any amendments to or extensions of maturity of, the ABL Credit Agreement (as defined in Annex B).

Each of Holdings and the Borrower agrees to cooperate with Goldman Sachs in connection with (i) the preparation of one or more information packages for the Term Facility regarding the business, operations, financial projections and prospects of Holdings and the Borrower (collectively, the “Confidential Information Memorandum”) including, without limitation, all information relating to the transactions contemplated hereunder prepared by or on behalf of Holdings or the Borrower deemed reasonably necessary by Goldman Sachs to complete the syndication of the Term Facility (provided that the financial information required to be included in the Confidential Information Memorandum with respect to the fiscal quarter ending May 4, 2013 shall be limited to quarter-ending cash balances, quarter-ending debt balances, quarter-ending same store sales and quarter-ending total net sales (collectively, “Key Q1 Information”)) and obtaining (a) a public corporate family rating from Moody’s Investor Services, Inc. (“Moody’s”), (b) a public corporate credit rating from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”) prior to the launch of general syndication and (c) a public credit rating for the Term Facility from each of Moody’s and S&P prior to the launch of general syndication, and (ii) the presentation of one or more information packages for the Term Facility acceptable in format and content to Goldman Sachs (collectively, the “Lender Presentation”) in meetings and other communications with prospective Lenders or agents in connection with the syndication of the Term Facility (including, without limitation, direct contact between senior management and representatives, with appropriate seniority and expertise, of Holdings and the Borrower with prospective Lenders and participation of such persons in meetings); provided, however, that it is understood and agreed that, without limitation of any of the conditions set forth in Annex C, the Borrower shall not be required to disclose communications relating to any litigation or investigation, or the conduct thereof, solely to the extent that such disclosure would reasonably be expected to result in the waiver of the attorney-client privilege or work product protection applicable thereto.  Holdings and the Borrower will be solely responsible for the contents of any such Confidential Information Memorandum and Lender Presentation and all other information, documentation or materials delivered to Goldman Sachs in connection therewith (collectively, the “Information”) and Holdings and the Borrower acknowledge that Goldman Sachs will be using and relying upon the Information without independent verification thereof.  Each of Holdings and the Borrower agrees that Information regarding the Term Facility and Information provided by Holdings, the Borrower or their respective representatives to Goldman Sachs in connection with the Term Facility (including, without limitation, draft and execution versions of the Loan Documents, the Confidential Information Memorandum and the Lender Presentation) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Term Facility or otherwise, in accordance with Goldman Sachs’ standard syndication practices, and you acknowledge that neither Goldman Sachs nor any of its affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform.

Each of Holdings and the Borrower acknowledges that certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to Holdings, the Borrower or their respective affiliates or any of their respective securities) (each, a “Public Lender”).  At the request of Goldman Sachs, each of Holdings and the Borrower agrees to prepare an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders that does not contain material non-public information concerning Holdings, the Borrower or their respective affiliates or securities.  It is understood that in connection with the assistance described above, Holdings and the Borrower will provide, and cause all other applicable persons to provide, authorization letters to Goldman Sachs authorizing the distribution of the Information to prospective Lenders and containing a representation to Goldman Sachs, in the case of the public-side version, that such Information does not include material non-public information about Holdings, the Borrower or their respective affiliates or their respective securities.  In addition, Holdings and the Borrower will clearly designate as such all Information provided to Goldman Sachs by or on behalf of Holdings or the Borrower which is suitable to make available to Public Lenders.  Each of Holdings and the Borrower acknowledges and agrees that the following documents may be distributed to all Lenders (including Public Lenders) (unless Holdings or the Borrower promptly notifies Goldman Sachs in writing prior to such distribution that any such document contains material non-public information with respect to Holdings, the Borrower or their respective affiliates or securities): (a) drafts and final versions of the Loan Documents; (b) administrative materials prepared by Goldman Sachs for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms of the Term Facility.

Notwithstanding anything to the contrary contained in the Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the transactions contemplated hereunder to the contrary (but without limiting your obligations to assist in syndication as described above or any condition precedent expressly set forth in Section 2 above or Annex C), neither of (x) obtaining the ratings referenced above nor (y) the commencement or completion of syndication shall constitute a condition precedent to the commitments hereunder or the funding of the Term Facility on the Closing Date.

4.	Information.

You represent and warrant that (i) all written Information (other than financial projections and information of a general economic or general industry nature) provided directly or indirectly by Holdings or the Borrower to Goldman Sachs or the Lenders in connection with the transactions contemplated hereunder is or will be, when provided, when taken as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading and (ii) the financial projections that have been or will be made available to Goldman Sachs or the Lenders by or on behalf of Holdings or the Borrower (as modified or supplemented by other information so furnished and taken as a whole with all other information) have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are made and are furnished to Goldman Sachs or the Lenders, it being understood and agreed that financial projections are forward looking statements which by their nature are subject to significant uncertainties and contingencies, many of which are beyond your control, and that actual results may differ, and such differences may be material, from those expressed or implied in such projections, and no assurance can be given that the projections will be realized.  You agree that if at any time prior to the earlier of (i) 60 days after the date of the Primary Borrowing and (ii) the termination of the syndication of the Term Facility as determined by Goldman Sachs, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and financial projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and financial projections so that such representations will be correct in all material respects under those circumstances.  In arranging and syndicating the Term Facility, we will be entitled to use and rely on the Information and the financial projections without responsibility for independent verification thereof.  We will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of Holdings, the Borrower or any other party or to advise or opine on any related solvency issues.

5.	Indemnification and Related Matters.

In connection with arrangements such as this, it is our firm’s policy to receive indemnification.  Each of Holdings and the Borrower agrees to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter; provided that such indemnification provisions shall automatically terminate and be superseded by the provisions of the Loan Documents upon the execution thereof, and you and Holdings shall automatically be released from all liability in connection therewith at such time.

6.	Assignments.

This Commitment Letter may not be assigned by you without the prior written consent of Goldman Sachs (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of Goldman Sachs and the other parties hereto and, except as set forth in Annex A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.  Goldman Sachs may syndicate or assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates and, as provided above, to any Lender or Additional Arranger prior to the Closing Date, provided that, notwithstanding Goldman Sachs’ right to syndicate or assign commitments to affiliates, Additional Arrangers and potential Lenders and receive commitments with respect thereto, unless you agree in writing, no syndication or assignment of commitments on or prior to initial funding on the Closing Date (other than any such assignment of commitments to any Additional Arranger in accordance with Section 2 above) shall release us from our obligations to fund our entire commitment under this Commitment Letter in the event any such assignee shall fail to fund its commitment on the Closing Date and, unless you agree in writing, we shall retain exclusive control over all rights and obligations with respect to our commitments (other than any commitments assigned to an Additional Arranger in accordance with Section 2 above), including all rights with respect to consents, modifications, waivers and amendments until after the initial funding of the Term Facility on the Closing Date has occurred and, unless you agree in writing, we will not assign our commitment to Disqualified Lenders.  Notwithstanding the foregoing and without limiting your obligations with respect to assisting syndication and without limiting any other condition precedent set forth in Annex C (including a minimum 15-day marketing period), neither the commencement nor the completion of syndication shall be a condition to the funding of our commitments provided hereunder.  Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

7.	Confidentiality.

Please note that this Commitment Letter, the Fee Letter and any written communications provided by, or oral discussions with, Goldman Sachs in connection with this arrangement are exclusively for the information of the Borrower and may not be disclosed by you to any third party or circulated or referred to publicly without our prior written consent except, after providing written notice to Goldman Sachs, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such communications and discussions to your and Holdings’ respective officers, directors, agents and advisors who are directly involved in the consideration of the Term Facility and who have been informed by you of the confidential nature of such advice and this Commitment Letter and the Fee Letter and who have agreed to treat such information confidentially, (ii) this Commitment Letter and the Fee Letter as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof), (iii) the existence of this Commitment Letter and information about the Term Facility to market data collectors, similar services providers to the lending industry, and service providers to Goldman Sachs and the Lenders in connection with the administration and management of the Term Facility, (iv) the information contained in Annex B to Moody’s and S&P; provided that such information is supplied to Moody’s and S&P only on a confidential basis after consultation with Goldman Sachs and (v) after your acceptance of this Commitment Letter and the Fee Letter, this Commitment Letter (but not the Fee Letter) may be filed with the SEC attached to a Form 8-K.

8.	Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, Goldman Sachs (together with its affiliates, “GS”) is a full service financial institution engaged, either directly or through its affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally.  In the ordinary course of their various business activities, GS and funds or other entities in which GS invests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers.  In addition, GS may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments.  Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of Holdings, the Borrower and/or other entities and persons which may (i) be involved in transactions arising from or relating to the arrangement contemplated by this Commitment Letter or (ii) have other relationships with Holdings, the Borrower or their respective affiliates.  In addition, GS may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons.  The arrangement contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor.  Although GS in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter, GS shall have no obligation to disclose such information, or the fact that GS is in possession of such information, to the Borrower or to use such information on the Borrower’s behalf.

Consistent with GS’s policies to hold in confidence the affairs of its customers, GS will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of its other customers.  Furthermore, you acknowledge that neither GS nor any of its affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

GS may have economic interests that conflict with those of the Borrower, its equity holders and/or its affiliates.  You agree that GS will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between GS and the Borrower, its equity holders or its affiliates.  You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between GS, on the one hand, and the Borrower, on the other, and in connection therewith and with the process leading thereto, (i) GS has not assumed an advisory or fiduciary responsibility in favor of the Borrower, its equity holders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether GS has advised, is currently advising or will advise the Borrower, its equity holders or its affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) GS is acting solely as a principal and not as the agent or fiduciary of the Borrower, its management, equity holders, affiliates, creditors or any other person.  The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Borrower agrees that it will not claim that GS has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transactions or the process leading thereto.  In addition, Goldman Sachs may employ the services of its affiliates in providing services and/or performing its or their obligations hereunder and may exchange with such affiliates information concerning Holdings, the Borrower and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to Goldman Sachs hereunder; provided that such affiliates are bound by the confidentiality provisions hereof and provided that such information may only be used for purposes of evaluating the transaction contemplated hereby.

In addition, please note that GS does not provide accounting, tax or legal advice.

9.	Miscellaneous.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter.

Goldman Sachs’ commitments and agreements hereunder will terminate on June 28, 2013, unless the closing of the Term Facility, on the terms set forth in this Commitment Letter and subject solely to the conditions set forth in Section 2 hereof and the conditions set forth in Annex C hereto, has been consummated on or before such date.

The provisions set forth under Sections 3, 4, 7 and 8 hereof and this Section 9 hereof (other than any provision therein that expressly terminates upon execution of the definitive Loan Documents) and the provisions of the Fee Letter will remain in full force and effect regardless of whether definitive Loan Documents are executed and delivered.  The provisions set forth in the Fee Letter and under Sections 5 (including Annex A) and 7 and 8 hereof and this Section 9 (other than any provision therein that expressly terminates upon execution of the definitive Loan Documents) will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or Goldman Sachs’ commitments and agreements hereunder.

The Borrower for itself and its affiliates agrees that any suit or proceeding arising in respect of this Commitment Letter or Goldman Sachs’ commitments or agreements hereunder or the Fee Letter will be tried exclusively in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the Borrower hereby submits to the exclusive jurisdiction of, and to venue in, such court.  Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either Goldman Sachs’ commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto.  The Borrower for itself and its affiliates agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.  This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

Goldman Sachs hereby notifies Holdings and the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) Goldman Sachs and each Lender may be required to obtain, verify and record information that identifies the Borrower and each of the Guarantors (as defined in Annex B), which information includes the name and address of the Borrower and each of the Guarantors and other information that will allow Goldman Sachs and each Lender to identify the Borrower and each of the Guarantors in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective for Goldman Sachs and each Lender.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Term Facility and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Term Facility.

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to Goldman Sachs the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter before 8:00 a.m. (New York City time) on April 29, 2013, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us.  If this Commitment Letter and the Fee Letter have not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date.  We look forward to working with you on this transaction.

Very truly yours,

GOLDMAN SACHS BANK USA

By:  /s/ Sean Gilbride
Authorized Signatory

Signature Page to Commitment Letter

ACCEPTED AND AGREED AS OF APRIL 29, 2013:

J. C. PENNEY CORPORATION, INC.

By:    /s/ Kenneth Hannah
Name: Kenneth Hannah
Title: Executive Vice President and Chief Financial Officer

J. C. PENNEY COMPANY, INC.

By: /s/ Kenneth Hannah
Name: Kenneth Hannah
Title: Executive Vice President and Chief Financial Officer

Signature Page to Commitment Letter

Annex A

In the event that Goldman Sachs becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of Holdings or the Borrower in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (together, the “Letters”), each of Holdings and the Borrower agrees, jointly and severally, to periodically reimburse Goldman Sachs for its reasonable documented out-of-pocket legal (limited to one counsel for all Indemnified Persons taken as a whole and, if reasonably necessary, a single local counsel for all Indemnified Persons taken as a whole in each relevant material jurisdiction and, solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnified Persons similarly situated taken as a whole) and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.  Each of Holdings and the Borrower also agrees, jointly and severally, to indemnify and hold Goldman Sachs harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an indemnified person and whether or not any such indemnified person is otherwise a party thereto), and without regard to the exclusive or contributory negligence of Goldman Sachs except to the extent that such loss, claim, damage or liability (x) has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of Goldman Sachs in performing the services that are the subject of the Letters, (y) arises from a material breach of the obligations of such Indemnified Person under the Letters, as determined by a court of competent jurisdiction in a final and non-appealable judgment or (z) arises from any dispute solely among Indemnified Persons other than any claims against Goldman Sachs in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under the Term Facility or the Letters and other than any claims arising out of any act or omission on the part of you or your affiliates (as determined by a court of competent jurisdiction in a final and non-appealable judgment).  If for any reason the foregoing indemnification is unavailable to Goldman Sachs or insufficient to hold it harmless, then Holdings and the Borrower will contribute to the amount paid or payable by Goldman Sachs as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) Holdings and the Borrower and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) Goldman Sachs on the other hand in the matters contemplated by the Letters as well as the relative fault of (i) Holdings and the Borrower and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) Goldman Sachs with respect to such loss, claim, damage or liability and any other relevant equitable considerations.  The reimbursement, indemnity and contribution obligations of Holdings and the Borrower under this paragraph will be in addition to any liability which Holdings and the Borrower may otherwise have, will extend upon the same terms and conditions (and subject to the limitations set forth in clauses (x) through (z) above) to any affiliate of Goldman Sachs and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of Goldman Sachs and any such affiliate (each a “Related Person” and together with Goldman Sachs, the “Indemnified Persons”), and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Holdings, the Borrower, Goldman Sachs, any such affiliate and any such person.  Each of Holdings and the Borrower also agrees that no Indemnified Persons will have any liability based on its or their exclusive or contributory negligence.  Notwithstanding any other provision in the Letters, in no event will either any Indemnified Person or you have any liability for any indirect, consequential, special or punitive damages in connection with the Letters; provided that nothing contained in this sentence shall limit your indemnity obligations to the extent otherwise set forth in this Annex A.  Neither the Borrower nor Holdings will be required to indemnify any Indemnified Person for any amount paid or payable by such Indemnified Person in the settlement of any action, proceeding or investigation without such party’s consent, which consent will not be unreasonably withheld or delayed.
Annex A-1

The provisions of this Annex A shall automatically terminate and be superseded by the provisions of the definitive Loan Documents upon the execution thereof, and you and Holdings shall automatically be released from all liability in connection therewith at such time.
Annex A-2
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Annex B

J. C. Penney Corporation, Inc.

Summary of $1,750 million Term Facility

Borrower:	J. C. Penney Corporation, Inc. (“Borrower”).

Guarantors:
J. C. Penney Company, Inc. (“Holdings”), J. C. Penney Purchasing Corporation (“JCPP”), JCP Real Estate Holdings, Inc., J. C. Penney Properties, Inc. and, subject to exceptions to be agreed, each of the Borrower’s other existing and subsequently acquired or organized wholly-owned domestic subsidiaries that are material subsidiaries (to be defined in the manner set forth in the ABL Credit Agreement as in effect on the date of the Commitment Letter) and each other subsidiary of the Borrower that guarantees obligations under the ABL Credit Agreement (collectively, the “Guarantors”) will guarantee (the “Guarantee”) all obligations under the Term Facility.

Excluded Subsidiaries:
Excluded subsidiaries (to be defined in the manner set forth in the ABL Credit Agreement as in effect on the date of the Commitment Letter) will not be treated as subsidiaries for purposes of the Summary of Terms or the Loan Documents.

Purpose/Use of Proceeds:
The proceeds of the Term Facility will be used to pay for (a) (i) consents to the amendment of, and, if applicable, the repurchase of, the Borrower’s and Holdings’ 7 1/8% Debentures due 2023 (the “2023 Debentures”) or (ii) the satisfaction and discharge, in full, of the 2023 Debentures, and (b) the ongoing working capital requirements and general corporate purpose of the Borrower and its subsidiaries.

Arrangers and Bookrunners:
Goldman Sachs Bank USA (“Goldman Sachs”, in its capacity as an arranger and bookrunner, the “Lead Arranger”) and each Additional Arranger appointed in accordance with Section 2 of the Commitment Letter (together with the Lead Arranger, in their respective capacities as arrangers and bookrunners, collectively, the “Arrangers”).

Administrative
Agent:	Goldman Sachs (in its capacity as Administrative Agent, the “Administrative Agent”).

Lenders:	Goldman Sachs and/or other financial institutions selected by Goldman Sachs in consultation with the Borrower (each, a “Lender” and, collectively, the “Lenders”).

Amount of Term Facility:	$1,750 million of senior secured term loan (the “Term Facility”).

Availability:	The Term Facility may be drawn on up to two occasions: (i) no earlier than 10 business days after the date of the Commitment Letter, up to 50% of the Term Facility may be borrowed (the “Pre-Marketing
Annex B-1

Borrowing”), so long as the conditions precedent to the funding of the Term Facility set forth in Section 2 of the Commitment Letter and the conditions precedent set forth in Annex C other than the Marketing Period Condition (as defined in Annex C) have been satisfied or waived by Goldman Sachs and (ii) the balance of the Term Facility (which can be the entirety of the Term Facility if the Pre-Marketing Borrowing is not made) (the “Primary Borrowing”) once all of the conditions precedent to the funding of the Term Facility set forth in Section 2 of the Commitment Letter and the conditions precedent set forth in Annex C thereto have been satisfied or waived by Goldman Sachs.  Both such borrowings shall be made, if at all, on or prior to June 28, 2013 and the aggregate amount of all such Term Facility borrowings shall not exceed $1,750 million.  Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

Maturity:	The 5 year anniversary of the Closing Date, subject to extension as provided under the caption “Extension of Maturity” in this Annex B.

Closing Date:	The date of the first borrowing under the Term Facility is made (the “Closing Date”).

Amortization:
The outstanding principal amount of the Term Facility will be payable in equal quarterly amounts of 1% per annum, as the same may be reduced by the application of prepayments as provided for under the captions “Voluntary Prepayments” and “Mandatory Prepayments” in this Annex B, with the remaining balance due on the 5 year anniversary of the Closing Date.

Interest Rate:	All amounts outstanding under the Term Facility will bear interest, at the Borrower’s option, as follows:

(i)	at the Base Rate plus the Base Rate Margin separately agreed upon on the date of the Commitment Letter; or

(ii)	at the reserve adjusted Eurodollar Rate plus the Eurodollar Rate Margin separately agreed upon on the date of the Commitment Letter.

As used herein, the terms “Base Rate” and “reserve adjusted Eurodollar Rate” will have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be customary and appropriate for financings of this type subject to a reserve adjusted Eurodollar Rate “floor” of 1.00% and a Base Rate “floor” of 2.00%.  In no event shall the Base Rate be less than the sum of (i) the one-month reserve adjusted Eurodollar Rate (after giving effect to any reserve adjusted Eurodollar Rate “floor”) plus (ii) the difference between the applicable stated margin for reserve adjusted Eurodollar Rate loans and the

Annex B-2

applicable stated margin for Base Rate loans.  After the occurrence and during the continuance of any payment or bankruptcy Event of Default, interest on overdue amounts then outstanding will accrue at a rate equal to the rate then applicable thereto, or otherwise at a rate equal to the rate then applicable to loans bearing interest at the rate determined by reference to the Base Rate, in each case plus an additional two percentage points (2.00%) per annum.  Such interest will be payable on demand.

Interest Payments:
Quarterly for loans bearing interest with reference to the Base Rate; except as set forth below, on the last day of selected interest periods (which will be one, two, three and six months) for loans bearing interest with reference to the reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year (365/366 day year with respect to loans bearing interest with reference to the Base Rate).

Voluntary Prepayments:
The Term Facility may be prepaid in whole or in part, subject to the “Call Premium” below, without premium or penalty; provided that loans bearing interest with reference to the reserve adjusted Eurodollar Rate will be prepayable only on the last day of the related interest period unless the Borrower pays any related breakage costs.  Voluntary prepayments of the Term Facility will be applied to scheduled amortization payments as directed by the Borrower.

Mandatory Prepayments:	The following mandatory prepayments will be required (subject to certain basket amounts to be negotiated in the definitive Loan Documents):

1.
Asset Sales:  Prepayments in an amount equal to 100% of the net cash proceeds of the sale or other disposition of any property or assets of Holdings, the Borrower or its subsidiaries (subject to certain exceptions to be determined), other than net cash proceeds of sales or other dispositions of inventory in the ordinary course of business and other exceptions to be agreed and net cash proceeds that are reinvested in other long term assets useful in the business of the Borrower and its subsidiaries within one year of receipt thereof (or if a binding commitment to reinvest such net cash proceeds is entered into within one year of receipt thereof, such reinvestment is consummated within 540 days of receipt thereof); provided, that, no such prepayments or reinvestments shall be required with respect to sales of the ABL Priority Collateral (as defined below), the stock or assets of JCP Realty, Inc. and/or its subsidiaries or up to $250 million from the proceeds of the sale of properties or assets not constituting Collateral.

2.	Insurance Proceeds: Prepayments in an amount equal to 100% of the net cash proceeds of insurance paid on account of any
Annex B-3

loss of any property or assets of Holdings, the Borrower or its subsidiaries, other than net cash proceeds that are reinvested in other long term assets useful in the business of the Borrower and its subsidiaries (or used to commence and pursue the replacement of damaged or destroyed assets) within one year of receipt thereof; provided, that, no prepayments shall be required with respect to the net cash proceeds of ABL Priority Collateral (as defined below) or any assets of JCP Realty, Inc. and/or its subsidiaries.

3.
Excess Cash Flow: Prepayments in an amount equal to 50% of “excess cash flow” (to be defined in the applicable Loan Document), subject to step-downs to be agreed, payable within 90 days of fiscal year-end.

All mandatory prepayments will be applied subject to the “Call Premium” below without penalty or premium (except for breakage costs, if any). Mandatory prepayments above will be applied to the first eight scheduled amortization payments in direct order of maturity and thereafter applied pro rata to remaining scheduled amortization payments and the payments at final maturity.

Call Premium:
In the event that all or any portion of the Term Facility is repaid for any reason (or repriced or effectively refinanced through any amendment of the Term Facility) (excluding any mandatory prepayment of excess cash flow or from net cash proceeds of insurance paid on account of any loss of any property or assets) prior to the second anniversary of the Closing Date, such repayments or repricings will be made at (i) 102.0% of the principal amount repaid or repriced if such repayment or repricing occurs on or prior to the first anniversary of the Closing Date and (ii) 101.0% of the principal amount repaid or repriced if such repayment or repricing occurs after the first anniversary of the Closing Date, but on or prior to the second anniversary of the Closing Date.

Security:
The Term Facility will be secured by (the following, collectively, “Collateral”): (i) first priority security interests in substantially all assets of the Borrower and the Guarantors, including, without limitation, all fee owned and leasehold interests in real property, intellectual property, general intangibles, machinery, equipment and the equity interests in and intercompany debt owed by all subsidiaries of the Borrower, in each case, other than to the extent such assets constitute ABL Priority Collateral (as defined below); and (ii) second priority security interests in the “Collateral” as defined in that certain Amended and Restated Credit Agreement dated as of February 8, 2013 by and among Holdings, the Borrower, JCPP, JPMorgan Chase Bank, N.A. as administrative agent, and the other persons party thereto (the “ABL Credit Agreement”, and such collateral being the “ABL Priority Collateral”).  The second priority lien on the ABL Priority Collateral shall be subject to an Intercreditor Agreement (the “Intercreditor Agreement”) consistent with existing market practice

Annex B-4

and reasonably satisfactory to the Administrative Agent and to the “Required Lenders” (as defined in the ABL Credit Agreement). The Intercreditor Agreement shall include provisions, customary for crossing lien transactions, granting the secured parties under the ABL Credit Agreement customary access rights and IP licenses.

Notwithstanding the foregoing, the Collateral shall not include: (i) (x) any real property interest with a fair market value of less than $2.0 million and (y) properties owned or leased directly by the Borrower other than (1) the corporate headquarters and related land, (2) fee owned distribution centers, which shall be conveyed or contributed to a subsidiary to be determined, and (3) any owned or ground leased property that has a net book value below .25% of Stockholders’ Equity (as defined in the 1994 Indenture (as defined in Annex C hereto)) (the “Stockholders’ Equity Threshold”), (ii) pledges and security interests prohibited or restricted by applicable law (with no requirement to obtain the consent of any governmental authority, including, without limitation, no requirement to comply with the Federal Assignment of Claims Act or any similar statute), (iii) an asset the pledge of or granting of a security interest in which would be prohibited by anti-assignment provisions of contracts or would violate the terms of any contract relating to such asset or would invalidate or trigger termination of, or create a right of termination under, any contract (other than contracts between or among Holdings and its subsidiaries), in each case, solely to the extent the relevant prohibition or restriction is not ineffective under applicable provisions of the UCC other applicable law, (iv) any assets the pledge of or granting a security interest in which would require a consent, approval, or other authorization of a landlord or other third party if such consent, approval or other authorization cannot be obtained after the use of commercially reasonable efforts by the Borrower, (v) margin stock and equity interests in any person other than wholly-owned subsidiaries to the extent not permitted by the terms of such person’s organizational or joint venture documents, (vi) (x) rolling stock and (y) motor vehicles and other assets subject to certificates of title (other than aircraft) to the extent a lien therein cannot be perfected by the filing of a UCC financing statement (or analogous procedures under applicable law in the relevant jurisdiction), (vii) letter of credit rights other than supporting obligations and commercial tort claims below a threshold to be agreed, (viii) any assets to the extent a security interest in such assets could result in material adverse tax consequences (other than payment of mortgage tax, transfer tax or similar taxes related to real property collateral), (ix) intent-to-use trademark applications, (x) stock and assets of captive insurance companies, (xi) any property subject to a purchase money arrangement, and (xii) any assets located outside the US or assets that require action under the laws of any jurisdiction other than the US or any state or county thereof to create or perfect a security interest in such assets, including any intellectual property registered in any jurisdiction other than the US.  In addition, assets will be excluded from the Collateral in circumstances where the cost of obtaining a security interest in such assets exceed the practical

Annex B-5

benefit to the Lenders afforded thereby (as reasonably determined by the Borrower and the Administrative Agent).  Mortgages shall not be required on any real property leasehold interests other than ground leasehold interests, but such leases shall not be categorically excluded from the Collateral as a general intangible under the personal property security documentation.  No mortgages shall be required on any of the Specified Assets except as described in Section 2 of the Commitment Letter.

Representations and
Warranties:
The credit agreement for the Term Facility will contain only the following representations and warranties by Holdings and the Borrower (with respect to Holdings, the Borrower and their respective subsidiaries): due organization; requisite power and authority; qualification; due authorization, execution, delivery and enforceability of the Loan Documents; creation, perfection and priority of security interests, subject to the second paragraph of Section 2 of the Commitment Letter; no conflicts; governmental consents; historical financial condition; no material adverse change (defined as set forth in Section 2 of the Commitment Letter); absence of litigation enjoining the financing  contemplated by the Commitment Letter; payment of taxes; title to properties; environmental matters; no defaults under material agreements; Investment Company Act and margin stock matters; ERISA and other employee matters; solvency of the Borrower and its subsidiaries on a consolidated basis; compliance with laws; full disclosure; and Patriot Act and other related matters, including, in each case, materiality and other qualifications and exceptions to be mutually agreed upon.

Covenants:
The definitive Loan Documents for the Term Facility will contain only the following affirmative and negative covenants by each of the Borrower and Holdings (with respect to the Borrower and Holdings and their subsidiaries):

- financial covenants:	none;

- affirmative covenants:
delivery of financial statements and other reports (including the identification of information as suitable for distribution to Public Lenders or non-Public Lenders); maintenance of existence; payment of taxes; maintenance of properties; maintenance of insurance; cooperation with syndication efforts; books and records; inspections; lender meetings; compliance with laws; environmental matters; additional collateral and guarantors; maintenance of corporate level and facility level ratings; and further assurances, including, in each case, exceptions and baskets to be mutually agreed upon (including for ordinary course store closure and lease terminations); and

- negative covenants:
limitations with respect to other indebtedness; liens; negative pledges; restricted junior payments (e.g., no dividends, distributions, buy-back redemptions or certain payments on certain debt); restrictions on subsidiary distributions; investments, mergers and acquisitions; sales

Annex B-6

of assets (including subsidiary interests); sales and lease-backs; transactions with affiliates; conduct of business; permitted activities of Holdings; amendments of organizational documents; and limitations on non-material subsidiaries, including, in each case, exceptions and baskets to be mutually agreed upon, including (i) the ability to repurchase the Borrower’s and/or Holding’s notes and debentures, subject to limitations on amount and other conditions to be mutually agreed upon and (ii) the ability to sell or otherwise dispose of properties separately agreed upon.

The negative covenants will permit the incurrence or issuance of unsecured, subordinated indebtedness of Holdings or the Borrower, unsecured indebtedness of Holdings or the Borrower convertible into common equity of Holdings or the Borrower (other than Disqualified Equity Interests (as defined in the ABL Credit Agreement as of the date hereof)), preferred equity of Holdings (other than Disqualified Equity Interests) convertible into common equity of Holdings (other than Disqualified Equity Interests) and preferred equity of Holdings (other than Disqualified Equity Interests), and any “call spread” transactions entered into in connection with such indebtedness or preferred stock; provided that (a) any such indebtedness is not guaranteed by any subsidiary of Holdings (other than the Borrower), (b) such indebtedness or preferred stock does not mature or become mandatorily payable (including pursuant to a mandatory offer to purchase) prior to the 90th day after the maturity date of the Term Facility (other than pursuant to customary provisions relating to asset sales or changes of control on customary terms), (c) any “net settlement” features of such indebtedness shall be subject to limitations to be agreed and (d) any such indebtedness of, or guarantees by, the Borrower shall be contractually subordinated to the obligations under the Term Facility.

Events of Default:
The definitive Loan Documents for the Term Facility will only include the following events of default (and, as appropriate, exceptions, materiality qualifications and grace periods to be mutually agreed upon): failure to make payments when due, defaults under other agreements or instruments of indebtedness (other than a financial covenant default under the ABL Credit Agreement), certain events under hedging agreements, noncompliance with covenants, breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, ERISA, impairment of security interests in collateral, invalidity of guarantees, and “change in control” (to be defined as defined in the ABL Credit Agreement as in effect on the date of the Commitment Letter).

Conditions Precedent to Initial Borrowings:
The several obligations of the Lenders to make, or cause one of their respective affiliates to make, loans under the Term Facility will be subject solely to the conditions precedent referred to in Section 2 of the Commitment Letter and listed on Annex C attached to the

Annex B-7

Commitment Letter other than, in the case of the Pre-Marketing Borrowing, the Marketing Period Condition.

Conditions to Subsequent Borrowings:
The conditions to all borrowings after the initial borrowing will be limited to the following: prior written notice of borrowing, the accuracy of representations and warranties set forth in the Loan Documents in all material respects and, prior to and after giving effect to the funding of the Term Facility, the absence of any default or event of default.

Assignments and Participations:
The Lenders may assign all or, in an amount of not less than $1.0 million any part of, their respective shares of the Term Facility to their affiliates (other than natural persons) or one or more banks, financial institutions or other entities that are eligible assignees (to be defined in the Loan Documents) which, are reasonably acceptable to the Administrative Agent and, so long as no event of default has occurred and is continuing, the Borrower, such consent not be unreasonably withheld or delayed; provided however, that the consent of the Borrower will be deemed to have been given if the Borrower has not responded within ten business days of a request for such consent.  Upon such assignment, such affiliate, bank, financial institution or entity will become a Lender for all purposes under the Loan Documents; provided that assignments made to affiliates and other Lenders will not be subject to the above described consents or minimum assignment amount requirements.  A $3,500 processing fee will be required in connection with any such assignment, with exceptions to be agreed.  The Lenders will also have the right to sell participations, without restriction, subject to customary limitations on voting rights, in their respective shares of the Term Facility.

The definitive Loan Documents will contain a mechanism for the Borrower to repurchase loans (subject to immediate cancellation thereafter and will contain limitations with respect to material non-public information or, in the case of open market purchases, a “big boy” representation or letter) under the Term Facility on a non-pro rata basis through open market purchases, subject to a cap to be agreed, or a Dutch auction or similar procedures to be offered to all Lenders in accordance with procedures to be agreed.

Requisite Lenders:
Except as provided under the caption “Extension of Maturity” in this Annex B, amendments and waivers will require the approval of Lenders holding more than 50% of total commitments or exposure under the Term Facility (“Requisite Lenders”), provided that, in addition to the approval of Requisite Lenders, (x) the consent of each Lender directly and adversely affected thereby will be required with respect to matters relating to (a) increases in the commitment of such Lender, (b) reductions of principal, interest, fees or premium, (c) extensions of final maturity or the due date of any amortization, interest, fee or premium payment, (d) certain collateral issues and (e) the definition of Requisite Lenders and (y) only the approval of

Annex B-8

Requisite Lenders shall be required to amend, modify or waive any mandatory prepayment provisions or to waive default interest.

Extension of Maturity:
On or before the final maturity date of the Term Facility, the Borrower shall have the right to extend the maturity date of all or a portion of the Term Facility with only the consent of the Lenders whose loans or commitments are being extended, and otherwise on terms and conditions to be mutually agreed by the Lead Arranger and the Borrower; it being understood that each Lender under the tranche the maturity date of which is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche.

Yield Protection:
The Term Facility will contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and capital requirements (or their interpretation), illegality, unavailability and other requirements of law and from the imposition of or changes in certain withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Rate loan on a day other than the last day of an interest period with respect thereto. For all purposes of the Loan Documents, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the date of the Loan Documents.  The Term Facility will provide that all payments are to be made free and clear of any taxes (other than franchise taxes and taxes on overall net income and other exceptions to be agreed), imposts, assessments, withholdings or other deductions whatsoever.  Lenders will furnish to the Administrative Agent appropriate certificates or other evidence of reduction of or exemption from U.S. federal tax withholding and other exceptions to be agreed.

Indemnity:
The Term Facility will provide customary and appropriate provisions relating to indemnity and related matters in a form reasonably satisfactory to the Lead Arranger, the Administrative Agent and the Lenders.

Governing Law and Jurisdiction:
The Term Facility will provide that the Borrower will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York (except to the extent the Administrative Agent, the Collateral Agent (to be defined in the Loan Documents) or any Lender requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment)  and will waive any right to trial by jury.  New York law will govern the Loan Documents, except with respect to certain

Annex B-9

security documents where applicable local law is necessary for enforceability or perfection.

Counsel to the Lead Arranger and Administrative Agent:	Latham & Watkins LLP.

The foregoing is intended to summarize certain basic terms of the Term Facility.  It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Term Facility; provided that any additional terms shall be consistent with the terms set forth herein.

Annex B-10

Annex C

J. C. Penney Corporation, Inc.

Summary of Conditions Precedent to the Term Facility

This Summary of Conditions Precedent sets forth, along with the conditions set forth in Section 2 of the Commitment Letter, the only conditions precedent to the Term Facility referred to in the Commitment Letter, of which this Annex C is a part.  Certain capitalized terms used herein are defined in the Commitment Letter.

A.	CONDITIONS PRECEDENT TO THE TERM FACILITY

1.
Concurrent Transactions.  There will not exist any default or event of default under any of the Loan Documents, or any “Event of Default” under and as defined in the ABL Credit Agreement or any Notes or Debentures issued under the 1994 Indenture or to the extent not satisfied and discharged at or prior to the Closing Date, the 1982 Indenture. On or prior to the Closing Date, Holdings and/or the Borrower shall have caused all of the restrictive covenants set forth in the indenture and the supplemental indentures (collectively, the “2023 Indenture”) governing the 2023 Debentures to cease to apply to Holdings and the Borrower and their respective subsidiaries through (a) an amendment to the terms of the 2023 Indenture with the consent of not less than 66-2/3% of the outstanding 2023 Debentures, (b) the satisfaction and discharge of all of the outstanding 2023 Debentures in accordance with the provisions of the 2023 Debentures or (c) the repurchase of not less than 66-2/3% of the outstanding 2023 Debentures and amendment of the 2023 Indenture pursuant to a tender offer and consent solicitation made in accordance with customary debt tender and exit consent procedures.  The Intercreditor Agreement shall have been executed and delivered by the administrative agent under the ABL Credit Agreement. There shall have been no amendment or modification to, or waiver under, the ABL Credit Agreement after the date of the Commitment Letter that is adverse in any material respect to the Lead Arranger or the Lenders and there shall have been no issuance or borrowing of indebtedness by Holdings or any of its subsidiaries after the date of the Commitment Letter that is secured by any of the Collateral, other than loans made under the ABL Credit Agreement.  All subsidiaries of the Borrower shall have been designated as Non-Restricted Subsidiaries under and as defined in the 1994 Indenture (as defined below) and each series of notes and debentures issued thereunder.  For purposes hereof, the “1994 Indenture” means the Indenture, dated as of April 1, 1994, between J. C. Penney Company, Inc. and Bank of America National Trust and Savings Association, as amended by a first supplemental indenture, dated as of January 27, 2002 between J. C. Penney Company, Inc. and U.S. Bank National Association, and a second supplemental indenture, dated as of July 26, 2002, by and among J. C. Penney Corporation Inc., J. C. Penney Company, Inc. and U.S. Bank National Association.

2.
Financial Statements.  The Lead Arranger shall have received U.S. GAAP unaudited financial statements for Holdings’ fiscal quarter ending May 4, 2013 to the extent such fiscal quarter end occurs more than 30 calendar days prior to the Closing Date or, in the case of the Primary Borrowing, the date of such Primary Borrowing.

3.
Letter of Value Appraisals.  The Lead Arranger shall have received (i) “letter of value” appraisals from Cushman & Wakefield Inc. with respect to the fee owned and ground leased stores of Holdings and its subsidiaries that are either (x) located at malls with a “GSA Quality” rating of B or higher from Green Street Advisors or (y) “off-mall” properties and (ii) “broker opinions of value” from Jones Lang LaSalle with respect to (x) the corporate headquarters of Holdings and its

Annex C-1

subsidiaries and related land and (y) the nine fee-owned distribution centers of Holdings and its subsidiaries.

4.
Marketing Materials.  The Lead Arranger shall have received the Confidential Information Memorandum and the Lender Presentation (collectively, the “Marketing Materials”) and the Key Q1 Information shall have been publicly disclosed by the filing of an 8-K.

5.
Marketing Period.  Solely with respect to the Primary Borrowing, (i) the Lead Arranger shall have received the Marketing Materials and the Key Q1 Information shall have been publicly disclosed by the filing of an 8-K, in each case, at least 15 days prior to the date of the Primary Borrowing and (ii) the Borrower shall have made a public earnings announcement for fiscal quarter ending May 4, 2013 at least 4 days prior to the date of the Primary Borrowing.  This condition is referred to in the Commitment Letter and Annex B thereto as the “Marketing Period Condition”.

6.
Payment of Fees and Expenses.  All reasonable documented out-of-pocket costs, fees, expenses (including, without limitation, reasonable documented legal fees and expenses of Latham & Watkins LLP) and other compensation contemplated by the Commitment Letter and the Fee Letter payable to the Arrangers, the Administrative Agent or the Lenders shall have been paid to the extent due.  The Borrower shall have complied with its obligations under the Fee Letter.

7.
Customary Closing Documents.  The Borrower shall have complied with the following customary closing conditions: (i) the delivery of customary legal opinions, borrowing notices, corporate records and documents from public officials, lien searches and officer’s certificates; (ii) satisfactory confirmation of (a) the amendment of the 2023 Indenture to cause all of the restrictive covenants set forth therein to cease to apply to Holdings, the Borrower and their subsidiaries (including, if applicable, in conjunction with the repurchase of at least 66-2/3% of the 2023 Debentures) or (b) the satisfaction and discharge of all of the 2023 Debentures in accordance with the provisions of the 2023 Indenture; (iii) evidence of authority; (iv) absence of litigation enjoining the financing contemplated hereby; (v) perfection of liens on the collateral securing the Term Facility (other than real property, which is addressed in the following clause (vi)), subject to the second paragraph of Section 2 of the Commitment Letter; (vi) delivery to the Title Company of (a) an executed Mortgage in form agreed by Goldman Sachs for each of the Closing Date Mortgaged Properties and (b) an executed Mortgage or “short-form” Mortgage in form agreed by Goldman Sachs for each of the Schedule B Properties, in each case together with a written direction to the Title Company to record the same and funds sufficient to pay any applicable mortgage tax or other applicable recording charges; and (vii) evidence of insurance.  The Arrangers will have received at least five (5) days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act to the extent that such information was requested by the Arrangers at least ten (10) days prior to the Closing Date.

Annex C-2

Schedule A

Closing Date Mortgaged Properties

Borrower shall deliver to the Title Company an executed Mortgage with respect to each of the following, together with a written direction to the Title Company to record the same and funds sufficient to pay any applicable mortgage tax or other applicable recording charges:

1.           6501 Legacy Drive, Plano, TX (Headquarters and related land);
2.           6800 Valley View Avenue, Buena Park, CA (DC);
3.           11810 Burleigh Street, Wauwatosa, WI (DC);
4.           16000 W 107th Street, Lenexa, KA (DC);
5.           11111 Stead Boulevard, Reno, NV (DC);
6.           1339 Tolland TPK, Manchester, CT (DC);
7.           1701 Intermodal Parkway, Haslet, TX (DC);
8.           2525 Park Crescent Drive, Columbus, OH (DC);
9.           1634 Salisbury Road, Statesville, NC (DC);
10.         120 Penney Road, Atlanta, GA (DC); and
11.         additional owned and/or ground leased real property interests selected by Borrower with an aggregate value of not less than $400 million based on values separately agreed by Borrower and Goldman Sachs prior to the date hereof.

Title insurance, surveys and local counsel opinions with respect to the foregoing shall be delivered by Borrower in accordance with, and to the extent required by, Schedule E.

Schedule A-1

Schedule B

Schedule B Properties

Owned and/or ground leased real property interests (excluding the Closing Date Mortgaged Properties) selected by Borrower with an aggregate value of not less than $450 million based on values separately agreed by Borrower and Goldman Sachs prior to the date hereof, $60 million of which is comprised of real property interests owned directly by Borrower having a net book value below the Stockholders' Equity Threshold.

Title insurance, surveys and local counsel opinions with respect to the foregoing shall be delivered by Borrower in accordance with, and to the extent required by, Schedule E.

Schedule B-1

Schedule C

Schedule C Properties

The remaining owned real property with an aggregate value of a sufficient amount such that (i) at least 90% of the aggregate value of the owned properties required to be mortgaged (based on values separately agreed by Borrower and Goldman Sachs prior to the date hereof) (x) having a value of $2.0 million or greater (based on values separately agreed by Borrower and Goldman Sachs prior to the date hereof) and (y) if such real property is owned directly by the Borrower, having a net book value below the Stockholders’ Equity Threshold) have been mortgaged on or after the Closing Date, and (ii) at least 90% of the aggregate value of the owned properties owned directly by Borrower and required to be mortgaged (based on values separately agreed by Borrower and Goldman Sachs prior to the date hereof) having a value of $2.0 million or greater (based on values separately agreed by Borrower and Goldman Sachs prior to the date hereof) and having a net book value below the Stockholders’ Equity Threshold have been mortgaged on or after the Closing Date.

Title insurance, surveys and local counsel opinions with respect to the foregoing shall be delivered by Borrower in accordance with, and to the extent required by, Schedule E.

Schedule C-1

Schedule D

Schedule D Properties

The remaining ground leased real property interests with an aggregate value of a sufficient amount such that at least 80% of the aggregate value of the ground leased properties required to be mortgaged (based on values separately agreed by Borrower and Goldman Sachs prior to the date hereof) (that is, (i) having a value of $2.0 million or greater (based on values separately agreed by Borrower and Goldman Sachs prior to the date hereof) and (ii) if such real property is ground leased directly by the Borrower, having a net book value below the Stockholders’ Equity Threshold) have been mortgaged on or after the Closing Date.

Title insurance, surveys and local counsel opinions with respect to the foregoing shall be delivered by Borrower in accordance with, and to the extent required by, Schedule E.

Schedule D-1

Schedule E

Schedule of Local Counsel Opinions and Title Insurance Requirements

Local Counsel Opinions:

Borrower shall cause a customary local counsel opinion in form reasonably acceptable to Goldman Sachs to be delivered within 180 days of the Closing Date (subject to extension by the Administrative Agent) with respect to each Mortgage as to (i) form of Mortgage is recordable in the applicable jurisdiction; (ii) upon recordation, the Mortgage will constitute a valid lien against the applicable real property; (iii) enforceability of the Mortgage against the mortgagor; and (iv) other customary matters to be agreed.

Title Reports/Title Insurance/Surveys:

Borrower shall cause ALTA extended coverage lenders' policies of title insurance and a survey sufficient to cause the Title Company to remove the survey exception from such title policy to be delivered on the Closing Date with respect to the following: 6501 Legacy Drive, Plano, TX (Headquarters and related land).

Borrower shall cause ALTA extended coverage lenders' policies of title insurance and a survey sufficient to cause the Title Company to remove the survey exception from such title policy to be delivered within 180 days of the Closing Date with respect to the following:

1.           6800 Valley View Avenue, Buena Park, CA (DC);
2.           11810 Burleigh Street, Wauwatosa, WI (DC);
3.           16000 W 107th Street, Lenexa, KA (DC);
4.           11111 Stead Boulevard, Reno, NV (DC);
5.           1339 Tolland TPK, Manchester, CT (DC);
6.           1701 Intermodal Parkway, Haslet, TX (DC);
7.           2525 Park Crescent Drive, Columbus, OH (DC);
8.           1634 Salisbury Road, Statesville, NC (DC);
9.           120 Penney Road, Atlanta, GA (DC); and
10.          the stores that are owned or ground leased and represent the twenty (20) most valuable properties required to be mortgaged (based on values separately agreed by Borrower and
              Goldman Sachs prior to the date hereof).

Schedule E-1